Exhibit 4.19

DATED 18TH DAY OF NOVEMBER 2009

ISAC CRH LIMITED

AC EMPLOYEE BENEFIT TRUSTEES LIMITED

DEED OF AMENDMENT

ISAC CRH LIMITED

SHARE PARTICIPATION SCHEME

THIS DEED OF AMENDMENT is made the 18th day of November 2009

BETWEEN:

(1)

ISAC CRH LIMITED (formerly CRH Management Limited) registered in Ireland under number 18079 and whose registered office is situated at Chestnut House, Millennium Park, Naas, Co. Kildare (the “Company”)

AND

(2)

AC EMPLOYEE BENEFIT TRUSTEES LIMITED (formerly G.S.O.B. Trustees Limited) registered in Ireland under number 85949 and whose registered office is situated at Arthur Cox Building, Earlsfort Terrace, Dublin 2 (“the Trustee”).

WHEREAS

A

This Deed is supplemental to (inter alia) a trust deed (with rules scheduled thereto) dated 17 September 1990 (the “Trust Deed” and the “Rules” respectively) and made between CRH Management Limited and the Trustee whereby CRH Management Limited established a share scheme known as the “CRH Management Limited Share Participation Scheme” (the “Scheme”) pursuant to the provisions of Chapter IX of Part I and the Third Schedule to the Finance Act 1982 (as amended) (and as now reflected in Chapter 1 of Part 17 of and Schedule 11 to the Taxes Consolidation Act 1997 (as amended).

B	Clause 17 of the Trust Deed allows the Company to amend the Trust Deed and Rules with the consent of the Trustee.

C	By special resolution dated 30 June 2009 the Company changed its name to ISAC CRH Limited and accordingly, the Company and the Trustee wish to change the name of the Scheme.

D	The prior written approval of the Revenue Commissioners to the proposed amendment has been received.

NOW THIS DEED WITNESSETH as follows:

With effect from the date hereof::

1.	The name of the Scheme shall be “ISAC CRH Limited Share Participation Scheme”.

2.

The definition of “the Scheme” in Clause (l)(a)(ii) of the Trust Deed and Rule 1 of the Rules shall be amended to the “ISAC CRH Limited Share Participation Scheme established by the Trust Deed and the Rules as from time to time in force”.

3.	The definition of “the Company” in Rule 1 of the Rules shall be amended to “ISAC CRH Limited”.

IN WITNESS WHEREOF the parties hereto have executed these presents, the day and year first above written.

PRESENT when the Common Seal of ISAC CRH LIMITED was affixed hereto:

PRESENT when the Common Seal of AC EMPLOYEE BENEFIT TRUSTEES LIMITED was affixed hereto:

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